UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2015

Atlas Energy Group, LLC

(Exact name of registrant as specified in its chapter)

Delaware	1-36725	45-3741247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 18, 2015, New Atlas Holdings, LLC (“New Atlas”), a wholly-owned subsidiary of Atlas Energy Group, LLC (the “Company”), entered into a definitive Purchase and Sale Agreement (the “Purchase Agreement”) with ARP Production Company, LLC (“ARP Production”), a wholly-owned subsidiary of Atlas Energy Holdings Operating Company, LLC (“Holdings”), which is a wholly-owned subsidiary of Atlas Resource Partners, L.P. (“ARP”). The Purchase Agreement provides for the acquisition by ARP Production of 100% of the membership interests of ATLS Production Company, LLC (“ATLS Production”) from New Atlas for a total purchase price of $35.5 million, subject to customary purchase price adjustments (the “Acquisition”). The Acquisition is expected to close in the second quarter of 2015, subject to customary closing conditions, and will have an effective date of January 1, 2015.

The Purchase Agreement contains customary representations, warranties and covenants of ARP Production and New Atlas. ARP Production and New Atlas have agreed to indemnify each other against certain losses resulting from any breach of their respective representations, warranties or covenants contained in the Purchase Agreement, subject to certain limitations and survival periods.

The assets held by ATLS Production include properties in the Arkoma basin containing approximately 41 billion cubic feet of mature, low-decline natural gas reserves, which currently produce approximately 11 million cubic feet of gas per day from over 550 active wells. The reserve information in the preceding sentence is based solely on internal evaluation and interpretation in the course of due diligence with respect to the Acquisition and has not been verified or estimated by independent reserve engineers.

The Company is the general partner of ARP and owns all of the general partner interest, incentive distribution rights and an approximate 28% limited partner interest in ARP. The terms of the Acquisition were approved by the board of directors of the Company and were recommended for approval by the Conflicts Committee (the “Conflicts Committee”) of the board of managers of Holdings. The Conflicts Committee is comprised entirely of independent directors. The Conflicts Committee engaged Stifel to act as its independent financial advisor and the board of directors of the Company engaged Evercore Group to act as its independent financial advisor.

The description of the Purchase Agreement above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable

(b)	Pro Forma Financial Information.

Not applicable.

(b)	Shell Company Transactions.

Not applicable.

(d)	Exhibits

2.1	Purchase and Sale Agreement, dated May 18, 2015, by and between New Atlas Holdings, LLC and ARP Production Company, LLC. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 22, 2015	ATLAS ENERGY GROUP, LLC

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

2.1	Purchase and Sale Agreement, dated May 18, 2015, by and between New Atlas Holdings, LLC and ARP Production Company, LLC. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.